EXHIBIT 99

Date: April 24, 2012

FOR IMMEDIATE RELEASE:

CONTACT:
Trent B. Troyer, President & CEO	Robert R. Gerber, SVP & CFO
330-364-7777 or trent@onlinefirstfed.com	330-364-7777 or rgerber@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Three- and
Nine-Month Periods Ended March 31, 2012

DOVER, OHIO - FFD Financial Corporation (NASDAQ:FFDF), parent company of First Federal Community Bank, reported net earnings for the three months ended March 31, 2012, of $419,000, or diluted earnings per share of $.41, compared to $348,000, or $.34 per diluted share, of net earnings  for the comparable three-month period in 2011.  The $71,000, or 20.4%, increase in net earnings resulted from increases of $144,000, or 7.6%, in net interest income and $141,000, or 65.9%, in noninterest income and a decrease of $30,000, or 25.0%, in the provision for losses on loans, which were partially offset by increases of $146,000, or 10.1%, in noninterest expenses and $38,000, or 21.1%, in the provision for federal income taxes.

Net earnings for the nine months ended March 31, 2012, were $1.2 million, or diluted earnings per share of $1.22, compared to $1.1 million, or $1.06 per diluted share, of net earnings for the comparable nine-month period in 2011. The $162,000, or 15.0%, increase in net earnings resulted from increases of $389,000, or 6.9%, in net interest income and $61,000, or 6.6%, in noninterest income and a decrease of $96,000, or 14.7%, in the provision for losses on loans, which were partially offset by increases of $299,000, or 7.0%, in noninterest expenses and $85,000, or 15.1%, in the provision for federal income taxes.

During the nine-month period, the growth in the average balance of interest-bearing assets outpaced that of interest bearing liabilities, which primarily drove the increase in net interest income.  During the period, yields on interest earning assets declined more rapidly than the cost of interest bearing liabilities, which partially offset the growth in average interest earning assets.  On an annualized basis, the yield on interest earning assets declined approximately 48 basis points, while the cost of interest bearing liabilities declined approximately 39 basis points.

The increase in noninterest income for the nine months ended March 31, 2012 was primarily the result of increases of $70,000, or 26.5%, in service charges on deposit accounts, $55,000, or 9.2%, in gain on sale of loans, and $26,000, or 30.6%, in other noninterest income, which were partially offset by a decrease of $91,000 in mortgage servicing revenue.  The increase in service charges on deposit accounts resulted from increased ATM and debit card income.  The decrease in mortgage servicing rights resulted from increased impairment charges on loan servicing rights.

321 N. Wooster Avenue, Post Office Box 38
Dover, OH 44622
330-364-7777     www.onlinefirstfed.com
NASDAQ: FFDF

The decrease in the provision for loan losses for the months ended March 31, 2012 as compared to the same period in 2011 was due to management’s assessment of the loan portfolio, delinquency rates, net charge-offs, the adequacy of the existing allowance and current economic conditions.  For the nine-month period ended March 31, 2012, a provision of $556,000 was recorded.  Net charge-offs were $516,000 for the nine months ended March 31, 2012, compared to $172,000 in the comparable 2011 period.  The decision to charge-off these loans was due to continued evaluation of the borrower’s ability to repay and economic circumstances.  Non-performing loans were $2.6 million, or 1.08%, of total assets at March 31, 2012, compared to$1.8 million, or 0.82%, of total assets at June 30, 2011.

The coverage ratio for loan losses, or the allowance for loan losses as a percentage of total loans, decreased to 1.13%, at March 31, 2012, from 1.18% at June 30, 2011.  The decrease was primarily attributable to the charge-off of impaired loans in fiscal 2012 which had $303,000 of specific reserves allocated to them in prior periods.  An increase of $261,000 in general reserves was recorded on non-impaired loans during the nine months ended March 31, 2012 in response to loan portfolio growth.  Overall delinquency improved to .75% of total loans at March 31, 2012 compared to 1.19% at June 30, 2011.

Noninterest expense totaled $4.6 million for the nine months ended March 31, 2012, an increase of $299,000, or 7.0%, compared to the same period in 2011.  The increase in noninterest expense includes increases of $117,000, or 6.0%, in employee and director compensation and benefits, $103,000, or 18.9%, in other operating expense, $66,000, or 31.9%, in professional and consulting fees, $65,000, or 15.8%, in occupancy and equipment, and $57,000, or 43.9%, in advertising, which were partially offset by a decrease of $135,000, or 67.5%, in FDIC insurance expense.  The increase in employee compensation was due to additional staffing for operations and normal merit increases.  The increase in professional and consulting fees resulted from consulting fees for analysis and contract negotiations for data processing services and conversion from a thrift charter to a national bank charter.  The increase in advertising was partially the result of marketing the Kasasa© checking and savings program.  Effective April 1, 2011, the FDIC changed to an asset based assessment from a deposit based assessment for the calculation of FDIC insurance premiums, which reduced deposit premiums for fiscal year 2012.

FFD Financial Corporation reported total assets of $237.2 million at March 31, 2012, an increase of $17.7 million over the June 30, 2011 balance.  Cash and cash equivalents increased to $23.3 million at March 31, 2012 from $16.3 million at June 30, 2011.  Investment securities decreased from $6.0 million at June 30, 2011 to $2,000 at March 31, 2012, because investment securities called during the period were not replaced.  Mortgage-backed securities available for sale increased $4.2 million, or 66.6%, from the June 30, 2011 balance of $6.3 million, primarily due to purchases designed to reinvest proceeds from called investment securities. Loans receivable, net, increased $11.3 million from June 30, 2011 to $193.5 million at March 31, 2012.  Loans held for sale were $764,000 at March 31, 2012, up from zero at June 30, 2011.  Total liabilities increased by $16.9 million from the June 30, 2011 balance, to $217.4 million at March 31, 2012, and included deposits of $202.1 million, increasing from $185.0 million at June 30, 2011.  Shareholders’ equity was $19.8 million at March 31, 2012, a 4.4% increase over the June 30, 2011 balance of $19.0 million.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF.  First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin.  The Corporation maintains an interactive web site at www.onlinefirstfed.com.

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31,	June 30,
ASSETS	2012	2011
	(unaudited)
Cash and cash equivalents	$23,331	$16,296
Investment securities	2	6,021
Mortgage-backed securities	10,510	6,308
Loans receivable, net	193,537	182,226
Loans held for sale	764	-
Other assets	9,099	8,685

Total assets	$237,243	$219,536

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$202,121	$185,043
Borrowings	12,994	13,767
Other liabilities	2,325	1,755
Total liabilities	217,440	200,565
Shareholders’ equity	19,803	18,971

Total liabilities and shareholders’ equity	$237,243	$219,536

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Total interest income	$7,972	$7,962	$2,650	$2,575
Total interest expense	1,921	2,300	621	690
Net interest income	6,051	5,662	2,029	1,885

Provision for losses on loans	556	652	150	120

Net interest income after provision for losses on loans	5,495	5,010	1,879	1,765

Noninterest income	983	922	355	214
Noninterest expense	4,590	4,291	1,597	1,451
Earnings before income taxes	1,888	1,641	637	528
Federal income taxes	647	562	218	180
NET EARNINGS	$1,241	$1,079	$419	$348

EARNINGS PER SHARE
Basic	$1.22	$1.07	$.41	$.34

Diluted	$1.22	$1.06	$.41	$.34